Exhibit 10.1

EXECUTION COPY

SUCCESSION AGREEMENT

This SUCCESSION AGREEMENT (the “Agreement”) is made and entered into as of the 13th day of November, 2011 (the “Effective Date”), by and among Michael T. Dan (the “Executive”) and The Brink’s Company, a Virginia corporation (the “Company”).

WHEREAS, the Executive currently serves as President and Chief Executive Officer of the Company and as Chairman of the Company’s Board of Directors (the “Board”);

WHEREAS, the Executive and the Company are parties to the Employment Agreement between the Executive and the Company, dated as of May 4, 1998, as amended by Amendments 1, 2, 3 and 4 (the “Employment Agreement”), which sets forth the terms and conditions of the Executive’s employment with the Company; and

WHEREAS, the Executive and the Company now desire to enter into a mutually satisfactory arrangement concerning, among other things, the Executive’s eventual separation from service with the Company, and other related matters;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, the Executive and the Company agree as follows:

1.                  Succession.

(a)                Termination Date. The Executive hereby acknowledges and agrees that his  employment with the Company shall terminate on December 23, 2011 (the “Termination Date”).  Except as otherwise explicitly set forth in this Agreement, the terms and conditions set forth in the Employment Agreement shall continue to govern the Executive’s employment with the Company.  For the avoidance of doubt, nothing in this Agreement shall limit any rights or obligations of the Executive under the Employment Agreement, and the Executive shall continue to participate in the Company’s compensation and benefit plans in which he currently participates or to which he is a party through the Termination Date; provided that in the event that any terms of this Agreement conflict with the terms of the Employment Agreement or any other compensation or benefit plan, the terms of this Agreement shall exclusively govern; and further provided that nothing in this Agreement shall result in the payment of duplicate amounts or benefits.

(b)               Resignation of Board and Officer Positions.  As of the Effective Date, the Executive hereby resigns from his position as Chairman of the Board, but not as a member of the Board.  Effective as of the Termination Date, the Executive shall resign from his position as the President and Chief Executive Officer of the Company, a member of the Board and a member of any committees of the Board on which he may serve, as well as of the board of directors of any of the Company’s affiliates and any other positions that he may hold within the Company and/or its affiliates.

2.                  Separation Payments and Benefits.  In consideration of the Executive’s service to the Company and the Executive’s agreement to comply with the terms of this Agreement, the Company and the Executive mutually agree that the Executive’s separation from service from the Company for all purposes shall be treated as a termination of the Executive’s employment by the Company without Cause under the Employment Agreement and each other plan, agreement, policy or arrangement of the Company in which the Executive is a participant or to which he is a party, without prejudice to the Executive’s qualifying for “retirement” treatment under any plan, policy or arrangement of the Company as to which he has met the applicable retirement criteria as of the Termination Date.  In accordance with the foregoing, the Executive shall be entitled to the payments and benefits set forth below on or following the Termination Date.

(a)                Severance Payments and Benefits.  Not later than December 31, 2011, the Executive shall receive the severance payments and benefits described in Section 4(d) of the Employment Agreement subject to the terms thereof, including the Executive’s continued compliance with the provisions of Sections 5 (as amended by this Agreement) and 6 of the Employment Agreement.

(b)               Key Employees Incentive Plan.   The Executive shall receive an incentive payment in respect of 2011 pursuant to the Company’s Key Employees Incentive Plan equal to his target in respect of 2011 (which is equal to his base salary), payable not later than December 31, 2011.

(c)                Management Performance Improvement Plan.  The termination of the Executive’s employment by the Company shall constitute a “Retirement” under the terms of the Company’s Management Performance Improvement Plan (the “Performance Plan”).  As a result, the Executive shall receive pro-rated vesting and payment of any awards granted to him under the Performance Plan which remain outstanding on the Termination Date in accordance with Section 4(b) of the Performance Plan.

(d)               2005 Equity Incentive Plan.  The termination of the Executive’s employment by the Company without Cause shall constitute a “Retirement” under the terms of the Company’s 2005 Equity Incentive Plan (the “Equity Plan”).  As a result, the Executive shall be entitled to continued vesting of any awards granted to him under the Equity Plan in accordance with the terms of Section 11 thereof, and each of the Executive’s stock options shall remain exercisable until the applicable expiration date provided for in the terms of such stock option grants.

(e)                Key Employees’ Deferred Compensation Program.  The Executive shall receive a distribution of his accrued deferred compensation in accordance with the terms of Article 7 of the Company’s Key Employees’ Deferred Compensation Program.

(f)                Pension-Retirement Plan and Pension Equalization Plan.  The termination of the Executive’s employment by the Company without Cause shall constitute an “Early Retirement” under the Company’s Pension-Retirement Plan and Pension Equalization Plan (collectively, the “Pension Plans”).  As a result, the Executive shall receive payment of his accrued benefits in accordance with the terms of each of the Pension Plans as are applicable in the case of an Early Retirement.

(g)               Reimbursement of Professional Fees.  The Company shall reimburse the Executive for the legal and other advisor fees incurred by him, determined in accordance with their standard hourly rates, in connection with the negotiation and execution of this Agreement, up to a maximum of $20,000.

(h)               Effect of Payments on Compensatory Arrangements.  The Executive acknowledges that the payments and benefits to which he becomes entitled pursuant to this Section 2 and otherwise solely on account of the termination of his employment shall not be considered in determining his benefits under any plan, agreement, policy or arrangement of the Company, including but not limited to pension and other deferred compensation arrangements.

(i)                 Waiver of Certain Rights.  The Executive agrees that in consideration of the payments and benefits set forth in this Section 2, the Executive hereby waives any rights he may have under the Employment Agreement or any other compensation or benefit plan to resign as a result of a “constructive termination” or for “good reason” (as defined in the Employment Agreement or a compensation or benefit plan) as a result of the actions contemplated by this Agreement.

3.                  Restrictive Covenants Generally; Nondisparagement; Effect of Certain Terminations.

(a)                Restrictive Covenants Generally.  For the avoidance of doubt, the Executive shall continue to comply with the terms of any restrictive covenants to which he is subject, and be subject to any applicable forfeiture or repayment provisions for the violation of any such restricted covenants, in each case, as set forth in any plan, agreement, policy or arrangement of the Company in which the Executive participates or to which he is a party, including the Employment Agreement, and the parties acknowledge that such covenants or provisions shall remain in full force and effect (including any applicable forfeiture or repayment provisions in the event of breach) following the Termination Date in accordance with the terms of such provisions.  For the avoidance of doubt, the noncompete covenant set forth in Section 5 of the Employment Agreement shall apply only in respect of activities actually conducted or under contemplation as new activities by the Company or any of its Affiliates at the Termination Date.

(b)               Nondisparagement.  From and following the Effective Date, the Executive shall not make, either directly or by or through another person, any oral or written negative, disparaging or adverse statements or representations of or concerning the Company or its affiliates, any of their clients or businesses or any of their current or former officers, directors or employees; provided, however, that nothing in this Agreement shall prohibit (1) confidential, critical communications between the Executive and the Company or its representatives in connection with the Executive’s employment or (2) the Executive from disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process).  From and following the Effective Date, the Company agrees that it will not make, and will instruct its current directors and officers not to make, any oral or written negative, disparaging or adverse statements or representations of or concerning the Executive or the Executive’s employment with the Company; provided, however, that nothing in this Agreement shall prohibit (1) confidential, critical communications between the Executive and the Company or its representatives in connection with the Executive’s employment or (2) the Company from disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process).

(c)                Effect of Certain Terminations.  If the Executive’s employment is terminated prior to the Termination Date (i) by the Company for “cause,” (ii) by the Executive other than in a “constructive termination” and/or other than for “good reason,” or (iii) on account of the Executive’s death or “disability” (as each quoted term is defined in the Employment Agreement or any other plan, agreement, policy or arrangement of the Company in which the Executive participates or to which he is a party), the payments and benefits to which the Executive is entitled on account of such termination pursuant to each such plan, agreement, policy or arrangement shall be determined without regard to this Agreement and, for the avoidance of doubt, the Executive shall no longer be entitled to the payments and benefits that would otherwise be provided pursuant to this Agreement.

4.                  Cooperation.  In consideration of the payments and benefits set forth in this Agreement, the Executive agrees that he shall remain available to the Company following his cessation of employment with the Company (whether or not on the Termination Date) to provide assistance in transitioning to an interim Chief Executive Officer and subsequently to a permanent Chief Executive Officer, complete any pending projects, manage handoff of customer relationships and provide such other advice, expertise or knowledge with respect to his duties as the Chief Executive Officer of the Company as may be reasonably requested by the Board or the Company’s Chief Executive Officer over a reasonable period following the Termination Date at mutually convenient times.  In addition, the Executive agrees to provide assistance to the Company and its advisors in connection with any audit, investigation or administrative, regulatory or judicial proceeding involving matters within the scope of his duties and responsibilities to the Company during his employment with the Company, or as to which he otherwise has knowledge (including being available to the Company upon reasonable notice for interviews and factual investigations, and appearing at the Company’s reasonable request to give testimony without requiring services of a subpoena or other legal process).  In the event that the Company requires the Executive’s assistance in accordance with this section, the Company shall reimburse the Executive for reasonable out-of-pocket expenses (including travel, lodging and meals) incurred by the Executive in connection with such assistance, subject to reasonable documentation and compliance with the Company’s standard expense reimbursement policy.

5.                  General Release.  The Executive acknowledges that, as of the Effective Date, he is not legally entitled the payments and benefits set forth in this Agreement to which he will first become entitled following the Effective Date.  In consideration of such payments and benefits, on or following the Termination Date, but not later than 21 days following the Termination Date, the Executive shall execute and deliver to the Company a release of claims against the Company and its subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and agents, in the form of Exhibit A hereto (the “Release”).  Notwithstanding anything in this Agreement or in any other plan, policy, agreement or arrangement of the Company to the contrary, whether or not the Executive is a party thereto, if the Executive (i) fails to execute and deliver the Release to the Company within such 21-day period, or (ii) revokes the waiver of age discrimination claims contained in the Release in accordance with the terms thereof, the Executive shall forfeit his right to any compensation or benefits, and repay to the Company any compensation or benefits received, to which he would not have been legally

                                                                                                      4

entitled had he been terminated by the Company without cause on the Effective Date.  The Company represents to the Executive that, as of the Effective Date, no independent member of the Board has actual knowledge of any “Claim” (as defined in the Release) against the Executive.

6.                  Press Release.  The Executive consents to the Company’s issuance of the press release regarding his departure which is attached hereto as Exhibit B.

7.                  No Mitigation; No Offset.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment.

8.                  Tax Withholding.  The Company shall be entitled to withhold from the benefits and payments described in this Agreement all income and employment taxes required to be withheld by applicable law.

9.                  Notices.  All notices, requests, demands or other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or deposited in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, to the party to whom such notice is being given as follows:

As to the Executive:               The Executive’s last address on the books and records of the Company

As to the Company:                The Brink’s Company
            1801 Bayberry Court, Suite 400
            P.O. Box 18100
            Richmond, Virginia 23226
            Attention: General Counsel

Any party may change his or its address or the name of the person to whose attention the notice or other communication shall be directed from time to time by serving notice thereof upon the other party as provided in this Agreement.

10.              Successors.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid and the Company shall ensure that any successor assumes and agrees to perform this Agreement by operation of law, or otherwise.

11.              Section 409A.

(a)                General.  It is intended that payments and benefits made or provided under this Agreement shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations relating thereto and any Internal Revenue Service or Treasury rules or other guidance issued thereunder (collectively, “Section 409A of the Code”).  Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception.  For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code.  All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on the Executive pursuant to Section 409A of the Code.  In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

(b)               Reimbursements and In-Kind Benefits.  Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)                Delay of Payments.  Notwithstanding any other provision of this Agreement to the contrary, if the Executive is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Termination Date), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to the Executive under this Agreement during the six-month period immediately following the Executive’s separation from service (as determined in accordance with Section 409A of the Code) on account of the Executive’s separation from service shall be accumulated and paid to the Executive on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”).  If the Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of the Executive’s death.

(d)               Separation from Service.  Despite any contrary provision of this Agreement, any references to termination of employment or date of termination shall mean and refer to the date of the Executive’s “separation from service,” as that term is defined in Section 409A of the Code and Treasury regulation Section 1.409A-1(h).

12.              Miscellaneous.  This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, except to the extent governed by federal laws, and shall be construed according to its fair meaning and not for or against any party.  Any dispute between the parties hereto arising out of or related to this Agreement will be subject to the dispute resolution provisions of the Employment Agreement.  If any provision hereof is unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the Agreement shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.  As used in this Agreement, the term (a) “affiliate” means an entity controlled by, controlling or under common control with the Company, and (b) “including” does not limit the preceding words or terms.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Board of Directors of the Company has caused this Agreement to be executed by its duly authorized representative, all as of the date first above written.

/s/ Michael T. Dan __________________________________ MICHAEL T. DAN THE BRINK’S COMPANY /s/ McAlister C. Marshall __________________________________ By: McAlister C. Marshall Title: Vice President

EXHIBIT A

This General Release of all Claims (this “Agreement”) is entered into on _______ __, 201[1][2], by Michael T. Dan (the “Executive”) and The Brink’s Company, a Virginia Corporation (the “Company”).

In consideration of the payments and benefits set forth in the Succession Agreement (the “Succession Agreement”) between the Executive and the Company, effective November 13, 2011 (the “Effective Date”), to which the Executive first becomes legally entitled following the Effective Date, the Executive agrees as follows:

1.      General Release and Waiver of Claims.

(a)                Release.  In consideration of the payments and benefits provided to the Executive under the Succession Agreement to which the Executive first becomes legally entitled following the Effective Date, and after consultation with counsel, the Executive and each of the Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company and its subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character, whether known or unknown (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out, based upon, in connection with or otherwise relating in any way to (i) the Executive’s employment relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that notwithstanding anything else contained in this Agreement to the contrary, this Agreement shall not affect: the obligations of the Company or the Executive set forth in the Succession Agreement or any other plan, policy or arrangement of the Company or other obligations that, in each case, by their terms, are to be performed after the date hereof by the Company or the Executive (including, without limitation, obligations to the Executive under the Succession Agreement for any severance or similar payments or benefits, under any stock option, stock or equity-based award, plan or agreements, or payments or obligations under any pension plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with their terms); any indemnification or similar rights the Executive has as a current or former officer or director of the Company, including, without limitation, any and all rights thereto referenced in the Company’s bylaws, other governance documents, or any rights with respect to directors’ and officers’ insurance policies; and the Executive’s right to reimbursement of business expenses incurred prior to the Termination Date.

(b)               Specific Release of ADEA Claims.  In further consideration of the payments and benefits provided to the Executive under the Succession Agreement to which the Executive first becomes legally entitled following the Effective Date, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have as of the date the Executive signs this Agreement arising under the Federal

Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”).  By signing this Agreement, the Executive hereby acknowledges and confirms the following:  (i) the Executive was advised by the Company in connection with his  termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than twenty-one (21) calendar days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; and (iii) the Executive knowingly and voluntarily accepts the terms of this Agreement.  The Executive also understands that he has seven (7) calendar days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company a written notice of his revocation of the release and waiver contained in this paragraph.

(c)                No Assignment.  The Executive represents and warrants that he has not assigned any of the Claims being released under this Agreement.

2.      Proceedings.  The Executive has not filed, and agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body, other than with respect to the obligations of the Company to the Executive under the Succession Agreement or in respect of any other matter described in the proviso to Section 1(a) (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding.  The Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

3.      Remedies.  In the event the Executive initiates or voluntarily participates in any Proceeding following his receipt of written notice from the Company and a failure to cease such participation within thirty (30) calendar days following receipt of such notice, or if he revokes the ADEA release contained in Paragraph 1(b) of this Agreement within the seven (7)-calendar‑day period provided under Paragraph 1(b), the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him, and/or terminate any benefits or payments that are subsequently due, in each case pursuant to the last sentence of Section 5 of the Succession Agreement, without waiving the release otherwise granted in this Agreement.  The Executive understands that by entering into this Agreement he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.

4.      Severability Clause.  In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

5.      Nonadmission.  Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

6.      Governing Law.  All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the

2

Commonwealth of Virginia applicable to contracts executed in and to be performed in that Commonwealth.

7.      Notices.  All notices or communications hereunder shall be in writing, addressed as provided in Section 9 of the Succession Agreement.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR IN THIS AGREEMENT VOLUNTARILY AND OF HIS OWN FREE WILL.

IN WITNESS WHEREOF, the Executive has executed this Agreement on the date set forth below.

_________________________________

                                                                        Michael T. Dan

                                                                        Date of Execution:  __________________

3